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                                                                   Exhibit 10.16


CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE TERM "[REDACT]" DENOTES SUCH OMISSIONS.

                                  FIRST AMENDMENT
                                        TO
                        EXCLUSIVE SOFTWARE LICENSE AGREEMENT

     This First Amendment dated as of May 22, 1997 (this "Amendment") amends the Exclusive Software License Agreement (the "Agreement") dated as of June 1, 1995 by and between Cornell Research Foundation, a New York corporation ("FOUNDATION"), and White Pine Software, Inc., a Delaware corporation ("LICENSEE").

     In consideration of the mutual promises and covenants contained in this Amendment and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement is hereby amended as follows:

1. Section 1.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "'License Year' shall mean (i) the period beginning on the Effective Date and ending on November 30, 1996 and (ii) each twelve (12) month period beginning on January 1 of a year during the term of this Agreement, commencing with the twelve (12) month period beginning on January 1, 1997."

In consideration of the above modification, LICENSEE will pay FOUNDATION $16,666 within five business days after the signing of this Amendment.

2. LICENSEE agrees that all Licensed Commercial Products will be marked as follows: "CU-SeeMe is a registered trademark of Cornell Research Foundation, Inc." In addition, LICENSEE acknowledges and agrees that the Licensed Trademark is the property of FOUNDATION and that LICENSEE has rights in the Licensed Trademark only to the extent set forth in the Agreement.

3. FOUNDATION shall be relieved of its obligation to provide any of the services contemplated by Section 4.2 of the Agreement and Exhibit C to the Agreement. As a result, Section 5.5 of the Agreement no longer has any force or effect and is hereby deleted in its entirety.

4. Section 5.2 (A) of the Agreement is hereby deleted in its entirety and replaced with the following:

     "A. Licensee Products. LICENSEE agrees to pay, for each License Year, a royalty of [Redact] of the Net Sales Price actually collected by LICENSEE from the sale of Licensed Commercial Products. For purposes of this Section 5.2(A) only, Net Sales Price shall exclude the amount of the LICENSEE's list price for any third-party technology incorporated in or bundled with any Meeting Point/Reflector Server included in such Licensed Commercial Products, provided that (i) LICENSEE has established a separate list price for such third-party technology and such list price is in effect at the time of the sale of such Meeting Point/Reflector Server and (ii) LICENSEE


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CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.  THE TERM "[REDACT]" DENOTES SUCH OMISSIONS

     has paid (or is obligated to pay) to any third-party a royalty in an amount equal to at least [Redact] of the Net Sales Price of such Meeting Point/Reflector Server.


5. Sections 5.2(B), (C) and (D) are hereby deleted in their entirety and replaced with the following:

     "C.  Minimum Royalty Per Copy.

     1. LICENSEE agrees to pay to FOUNDATION, for each License Year, an additional royalty equal to the amount, if any, by which the royalty with respect to any sale of a Meeting Point/Reflector Server calculated pursuant to Section 5.2(A) is less than the greater of [Redact] per unit and [Redact] of the list price of such Meeting Point/Reflector Server.

     2. Other than the minimum royalty per copy set forth in Section 5.2(C)(1), LICENSEE shall not pay any minimum royalty per copy for Licensed Commercial Products."

     "D. Minimum Annual Royalty.

     1. LICENSEE agrees to pay to FOUNDATION a minimum royalty of [Redact] for the twelve month period beginning January 1, 1997 and [Redact] for each subsequent year in which this Agreement is in effect. To effect the minimum royalty, LICENSEE shall pay an amount equal to the amount, if any, by which such minimum royalty for a License Year exceeds the sum of the royalties payable under Section 5.2(A) and (C). In the final License Year, the minimum royalty payments will be prorated for the fraction of the License Year the Agreement was in existence.

     2. There will be no sublicensing minimum royalties, but LICENSEE agrees to use its reasonable efforts to sublicense to third parties on a reasonable business basis."

 6. LICENSEE shall prepay a total of $1,000,000 as an advance against royalties and/or minimum royalties payable under the Agreement. LICENSEE and FOUNDATION hereby acknowledge and agree that LICENSEE has already prepaid $100,000 of such advance and that the balance due to FOUNDATION from LICENSEE is $900,000. Such amount will be paid by LICENSEE to FOUNDATION within five business days after the date of this Amendment.

7. LICENSEE shall issue and deliver to FOUNDATION, within five business days after the date of this Amendment, a stock warrant to purchase 150,000 shares of LICENSEE's Common Stock at an exercise price of $6.00 per share. The stock warrant will contain a cashless exercise provision and will be in a form agreed upon by the parties. FOUNDATION agrees that it will not exercise more than 50,000 shares covered by the warrant during any period of 90 consecutive days.

8. The third sentence of Section 5.6 is hereby deleted and replaced with the following:

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CONFIDENTIAL MATERIAL OMMITTED AND FILED SEPAREATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.  THE TERM "[REDACT]" DENOTES SUCH OMISSIONS.


     "LICENSEE shall make quarterly royalty reports and payments within 30 days after the end of a calendar quarter."

     In addition, the following sentence is added after the second paragraph of
     Section 5.6:

     "FOUNDATION has the right from time to time during ordinary business hours and no more than two times every calendar year to have its representative speak with the members of the Audit Committee of LICENSEE's Board of Directors for the purpose of obtaining information to support or confirm financial information provided to FOUNDATION by LICENSEE's management in connection with the Agreement. FOUNDATION acknowledges and agrees that it does not have the right to receive any financial projections or other information that has not been publicly disclosed."

9. Section 9.1 is hereby modified to delete the phrase "for an initial term of three (3) years and six (6) months" and to replace it with "until December 31, 2000."

10. Both parties acknowledge and agree that, as of the date hereof, neither party has breached or violated, or is in breach or violation of, any term or provision of the Agreement.

11. Except as amended by this Amendment, the Agreement shall remain in effect in accordance with its terms. Except as provided by Sections 1 and 10 of this Amendment, the provisions of this Amendment shall take effect as of the date hereof and shall not be retroactive to the Effective Date.

      IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first written above.

CORNELL RESEARCH FOUNDATION, INC.       WHITE PINE SOFTWARE, INC.



/s/ H. Walter Haeussler                 /s/ Howard R. Berke
------------------------------          ------------------------------
H. Walter Haeussler                     Howard R. Berke
President, Director Patents &           President and Chief Executive Officer
Technology Marketing

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